Exhibit 99.1

2012 Annual Meeting of Shareholders

May 2, 2012

(SLIDE 1: TITLE SLIDE)

DICK HIPPLE:

Ladies and gentlemen, welcome to the Annual Meeting of Shareholders of Materion Corporation. It is a privilege to join you this morning. Thank you for coming.

Our agenda for today is as follows: We will conduct the election of directors and other formal business of the annual meeting. Following adjournment, I will provide an overview of the past year, and then John Grampa, Senior Vice President Finance and Chief Financial Officer, will recap our financial results and our outlook for the balance of 2012. I will then talk in more detail about our business strategy and long-term financial goals and answer any questions you may have.

(Begin formal meeting. Script to be provided by Mike Hasychak)

FOLLOWING FORMAL MEETING:

DICK HIPPLE:

Now, let me take a few minutes to review the past year.

2011 started off strong. Through the first two quarters, value added sales were up 11 percent and net income was up 26 percent. But then demand dropped in the second half primarily from the consumer electronics industry, driven, we believe, by widespread inventory adjustments. The result was a value added sales decline of 17% in our fourth quarter sales compared with first half levels. We also saw lower demand from the appliance and defense and science markets.

Even with the weak fourth quarter, we posted record annual sales of $1.5 billion, up 17 percent from 2010. The fourth-quarter slowdown reduced organic growth to 2 percent for the year. Higher pass-through metal prices accounted for the balance of the 17 percent increase.

Full year net income was $40 million, or $1.93 per share, down 32 cents from $2.25 per share in 2010. The decline was due primarily to costs related to three items: the rebranding initiative, the startup of the new beryllium plant and an acquisition. Excluding the effect of these three factors and a one-time tax benefit of 10 cents per share, 2011 net income would have increased slightly over 2010’s record earnings.

So, despite strong sales and profit, the year ended on a disappointing note. Still, there were a number of positive developments behind the numbers.

•	Cash flow from operations was a strong $57 million, up from $31 million in 2010.

•	To support expected future growth we have increased our metal lines to $465 million from $380 million and we refinanced our revolver to $325 million from $240 million for five years, maturing in 2016.

•

We saw strong growth in a number of our major markets, including energy and medical (more than 30 percent), telecom infrastructure, automotive electronics, commercial aerospace and heavy industrial equipment.

•	We also had record sales and profits in our Performance Alloys and Advanced Chemicals businesses

•	We acquired Shanghai-based EIS Optics Limited, which adds a major manufacturing site in Asia and expands the platform of our Precision Optics and Thin Film Coatings businesses

•	We had our second-best year in terms of safety performance

•	We launched a major new procurement initiative and a record number of new products

•

And we successfully rebranded the Company. This was more than a name change. It was unification of all of our businesses under one banner to accelerate our global recognition and collaboration, to leverage the full power and potential of the organization.

(SLIDE 2: MAKING A DIFFERENCE)

As part of the rollout of the new brand, we recently updated and reintroduced our Vision, Mission, and Values as part of a broader effort we are calling “Making a Difference.” Here you see one of the posters we created as part of this program with our own employees highlighted. It is important that all of our people have pride in our Company and understand the vision and work to achieve it by embracing our mission and living our values. This is about fostering an environment where everyone can make a positive difference in the future of this organization and their own career at Materion.

Now, let me turn the microphone over to John Grampa to review the full year 2011, the first quarter 2012 and the outlook for the year.

(SLIDE 3: FORWARD-LOOKING STATEMENTS)

First, let me caution you that both John and I will be making some forward-looking statements. As this slide says, these statements involve risks, uncertainties and other factors that could cause the actual results to differ materially from the results expressed or implied by these statements.

HIPPLE STOPS, TRANSITION TO GRAMPA

John…..

GRAMPA BEGINS

Thank you Dick, and good morning everyone. Let me also welcome you and extend my thanks to you for joining us here today.

Dick has already provided a nice recap of many of the most significant points related to 2011. I’ll add some color to his overview and then highlight another key point or two.

I’ll then review our 2012 first Quarter and the current outlook for the balance of the year.

Then Dick will return and talk in more detail about our business model, our strategy and our long-term financial goals.

Let’s begin.

Slide G-5: 2011 BEGAN IN A SOLID MARKET ENVIRONMENT

As Dick already noted, 2011 started off very strong. Sales for the first half of the year were at new highs and earnings were consistently well above prior-period levels. In fact, for six consecutive quarters, the Company was operating at annualized earnings levels that were above $2.00 per share. But, 2011 turned out to be a “Tale of Two Years”.

Through the first half of the year, healthy, broad-based demand continued across most of our key markets, coming off of robust 2010 levels. Leading the way was solid demand in our consumer electronics-oriented markets. Automotive electronics was also strong, as was telecommunications infrastructure, industrial components and commercial aerospace, energy (especially oil and gas), medical and high performance optical coatings for defense, science and commercial applications. Each was growing at double digit organic rates.

Slide G-6: IN A STRONG POSITION …

We were in a strong position to leverage the end market growth we were seeing. Our scale was larger, our markets more diverse, our growth opportunity greater, our balance sheet stronger, and our profit levels more sustainable at higher levels.

Slide G-7: A SOLID 2011 FIRST HALF

Our first half was solid. Through the first two quarters of the year, sales were up 29%. Net of metal price pass-through, organic growth was in the double-digits at 11% comparing to a very solid prior year, net income was up 26%, and our margins were expanding.

Slide G-8: A DRAMATICALLY DIFFERENT 2ND HALF

But then, as Dick noted, demand dropped suddenly in consumer electronics, driven by widespread inventory adjustments. This, plus over-all weaker conditions in many of our other markets had a noticeable affect on our second half, especially the fourth quarter.

The fall-off in demand levels led to a disappointing fourth quarter finish to what would have been another outstanding year for the company.

Fourth quarter business levels were down 17% compared to the first half levels.

While the majority of the fourth quarter revenue weakness was in the consumer electronics market, appliance and defense & science were also weaker. The impact of the weakness in these areas was partially offset by solid continuing growth in energy, in medical and in automotive electronics.

Slide G-9: FIRST TIME TO CROSS $1.5 BILLION

As Dick already noted, even with the weak fourth quarter, we posted record annual sales. Sales climbed 17% to $1.5 billion from $1.3 billion in 2010.

Metal price increases passed along to customers accounted for about 15% of our sales growth.

The fourth quarter slowdown reduced organic growth to 2% for the year, well below the first half double-digit growth we were seeing.

While there was softness in consumer electronics, there was solid growth for the year in energy, medical, automotive electronics, telecom infrastructure, commercial aerospace and heavy equipment.

Slide G-10: PROFITS, WHILE NOT …

Profits for the year, while not at the level we were expecting at mid-year, were still solid. We posted earnings of $40.0 million or $1.93 per share. Net income and earnings per share were lower in 2011 when compared to 2010 due to both the fall-off in demand that occurred in the second half plus other factors, including investments in three specific important strategic initiatives; the rebranding initiative, the start-up of the new beryllium plant and the acquisition of EIS Optics Limited.

Slide G-11: A STRONG BALANCE SHEET AND ADDED FINANCIAL FLEXIBILITY

We maintained a very strong financial position in 2011 and added to our overall financial flexibility. Even after investing $24 million in EIS Optics, and over $200 million for acquisitions in total over the past 6 years, our debt-to-debt-plus-equity ratio remained below 20%, at a very healthy 17% at year end.

Our balance sheet is a recognized strength and a real source of pride within Materion. Dick already mentioned the important improvements made to our revolver and our metal lease lines during the year. These, coupled with the ongoing positive cash flows from operations, give us the financial flexibility to continue to make important investments in our business as well as to continue to examine complementary acquisitions, while generating increasing returns for our shareholders.

Slide G-12: TODAY, INITIATING A DIVIDEND

Given this strong capital position, a position that we expect to continue to strengthen as we grow, the Company today announced that it is initiating a dividend. This is another milestone for the Company. It recognizes our confidence in our growth and earnings prospects as well as our confidence in our ability to convert those prospects into earnings and the cash required to fund both the organic growth we expect and strategic acquisitions while returning cash to our shareholders.

The quarterly dividend of $0.075 per share which results in a yield of 1.2% on an annual basis, will be paid on June 1st to shareholders of record on May 18th.

Our sales and earnings levels and the conversion of those earnings to cash have reached higher levels in recent years and are expected to continue to grow to even higher levels. We believe that it is important to now recognize this with this meaningful dividend.

Let’s now turn to 2012.

Slide G-13: 2012 OFF TO A BETTER START

As I noted earlier, the environment we faced at the beginning of 2012 was markedly different than what we enjoyed a year earlier, at the beginning of 2011.

I am delighted to report though that 2012 is off to a better start than 2011 ended. Last week, the Company reported first quarter earnings that were improving.

Sales for the first quarter, while well below those of the comparable quarter of 2011, were up by $19.3 million from fourth quarter levels or about 6% sequentially to approximately $354 million. Encouragingly, demand was improving across most of the Company’s key market segments, especially in consumer electronics which was weaker at year end.

And, we expect subsequent quarters to be even stronger.

Slide G-14: FIRST QUARTER PROFITS IMPROVING

The Company reported net income of $6.1 million or $0.30 per share for the first quarter. This compares to $0.57 per share in 2011 and sequentially, to $.04 per share in the weak fourth quarter of 2011.

Included in the $.30 per share were costs totaling about $0.07 per share related to the start-up of the Company’s new beryllium plant and the EIS acquisition. These costs were expected.

The primary factors in the lower earnings when comparing to prior year’s first quarter are the fall off in business levels and a related weaker mix. The sequential improvement from the fourth quarter was driven by the improving demand levels.

Slide G-15: ORDER ENTRY IMPROVING

Order entry began to recover early in the 1st quarter, increasing by 12% from the 4th quarter 2011 levels. While order entry does continue to improve and we do expect continued growth through the remainder of the year, demand levels heading into the 2nd quarter are not as strong as initially anticipated, and are not yet back to the record levels seen during the 1st half of 2011. Markets are unclear.

While market signals are mixed, we do expect sequential improvement as the year progresses. We see the full year being in the range of $1.95 to $2.10 per share.

This range includes $0.15 to $0.20 per share of costs associated with the start-up of the Company’s new beryllium pebble plant, the announced shutdown and relocation of our Newburyport, Massachusetts facility and the costs related to the integration of the acquisition.

We see the second quarter earnings level improving from the first quarter. And, assuming that demand continues to improve, we expect 3rd and 4th quarter earnings to return to the levels seen during the first three quarters of last year.

Slide G-16: IN SUMMARY

In summary, while 2011 did not end and 2012 did not begin where we wanted, our markets are beginning to improve nicely, our growth prospects are good, our cash flow is solid, and our balance sheet is strong. We expect the balance of the year to be sequentially better, quarter after quarter.

Thank you! Dick …

GRAMPA STOPS, HIPPLE RETURN

TRANSITION SLIDE.

Thank you, John.

(SLIDE 17: REPEAT TITLE SLIDE)

Thank you, John. The sequential improvement in the first quarter results should illustrate that we are getting back on track. Now let me step back and look at the bigger picture of where we’ve come from and where we intend to go.

(SLIDE 18: NEW NAME, SAME STRONG PERFORMANCE)

Over the past six years, we’ve successfully repositioned the Company to deliver long-term, sustainable growth. Compound annual sales have increased 12 percent since 2005 on a value-added basis, including the 2009 downturn, while operating profit has increased at a 19 percent annual rate.

(SLIDE 19: SUCCESSFUL REPOSITIONING SNAPSHOT)

Here is a snapshot of the financial transformation:

•	Revenues have quadrupled since 2002.

•	The expansion of our Advanced Materials Technologies segment was responsible for a large portion of this growth.

•	The repositioning has led to higher productivity as measured by sales per employee.

•	The transformed company has a faster cash to cash cycle which has allowed multiple acquisitions and some major capital investments, while reducing our debt level dramatically.

•	Our capital efficiency is also higher, as measured by reduced working capital as a percentage of sales.

•	The business today is less cyclical, more resilient and our balance sheet is strong and we are positioned in markets that offer the opportunity to deliver sustainable long-term growth.

(SLIDE 21: POSITIONED IN DIVERSE SET OF HIGH-GROWTH MARKETS)

First, we’ve focused on serving a diverse set of high-growth markets that are driven by technology and we then target fast growing segments within these markets.

(SLIDE 22: A GLOBAL PLATFORM)

We operate globally, with operations in 11 countries outside the U.S. and customers in more than 50 countries. Direct International value added sales accounted for 38 percent of our first quarter 2012 value added revenues, and we expect that figure to reach 50 percent over the next three to five years. Most of that increase will come from Asia through an expanded manufacturing footprint and customer base.

Based on many of our current U.S. shipments going to larger International OEMS, our participation in the global marketplace really far exceeds the measured 38 percent of direct International sales.

(SLIDE 23: A UNIFIED COLLABORATIVE ORGANIZATION)

Another key element of our platform is the unified, collaborative organization we are building under the Materion banner. We are finding exciting ways to bring new, differentiated value to our customers that cannot be replicated by our competition, by leveraging opportunities across our business segments including technology, production, procurement, materials and markets.

(SLIDE 24: POSITIONED TO DELIVER SUSTAINABLE GROWTH)

Our business model is designed to deliver double-digit growth while controlling financial risk.

(SLIDE 25: HIGH VALUE ADDED BUSINESS MODEL)

Our high value added business model has five components, identifying the best organic growth opportunities, targeting the fastest growing niches of those opportunities, attacking those opportunities with innovative products, looking for manageable acquisitions that bring new opportunities, and ensuring financial disciplines along the way.

(SLIDE 26: TARGET HIGH GROWTH, LEADING-EDGE MARKETS)

First, we target high-growth markets. Consumer electronics is our largest at 21 percent of first quarter 2012 value-added sales. Our materials are used in the production of compound semi-conductors and numerous connectors and shielding for devices in cell phones, routers, ultrabooks and tablets.

Industrial Components & Commercial Aerospace is a strong worldwide growth market focused on commercial aircraft and heavy industrial equipment for mining. We have gained strong market penetration and growth as our materials solve reliability problems with heavy load’s combined with frictional demands in heavy equipment.

The Defense and Science market is currently challenged. However, our products play an integral role in enabling advanced optical systems … this area still remains a high priority for defense budgetary spending.

In the Energy market, there is a worldwide boom in oil and gas exploration and production made possible by new deepwater and horizontal directional drilling technologies. Our proprietary alloys are in high demand for all kinds of drilling-related and completion equipment. In fact, without our specialty materials, many new game-changing technologies might not be possible.

As demand for smartphones and wireless tablets accelerates, telecom operators around the world are investing billions of dollars in telecom infrastructure. Our sales to this market have been growing at a 20 percent annual rate and are used in base station connectors, undersea optic cables, and high frequency transmitter packages.

Another 9 percent of sales come from automotive electronics, including materials used in the batteries, that power hybrid and electronic vehicles. We have also developed a patented process to efficiently connect the cells of both hybrid and EV batteries and in our optics business, automotive night vision and proximity systems are being supplied.

In medical, our materials result in better performing and more reliable diagnostics for more accurate blood glucose testing, primarily focused on diabetes.

Medical and Energy are two fine examples of the focus on high growth markets. Just a few years ago, these combined, were less than 5% of our value added sales. Today, they are over 15% and growing at a double-digit rate.

(SLIDE 27: TARGET THE NICHE – PROVIDING UNIQUE GLOBAL POSITIONS)

Within these high-growth markets, we focus on particular niches where our combination of technology and materials are uniquely suited. This results in global positions for numerous product areas. We are in a leading position, #1 or #2 in the majority of our products. For example:

One of our special niches is the voice coil motor spring that provides auto focusing and image stabilization in the camera module of smartphones and tablets. We estimate we had over 50 percent device penetration for this application in 2011.

Materion is a global leader in high purity gold for wafer fab applications, ranging from semiconductor to the booming market for LEDs. We have invested in both organic expansion, new technology, and the ability to handle “full metal management”. Our Singapore operation is now capable of supplying in region gold for the Asian semiconductor and LED markets and is also being expanded to handle our microelectronic packaging production and design development.

Precision parts cleaning and precious metal recovery has been expanded in Buffalo, New York, and a new facility was started in New Mexico to serve our west coast customer base.

We are one of the largest … and our customers “Go To” supplier for sophisticated precision thin film optical coatings and optical filter solutions. We are well poised to bring enhanced value to customers through our additional capabilities in physical vapor deposition coating materials and optics package design. Our products uniquely span from the visible, ultra violet, to the infrared spectrum.

This niche-oriented mentality goes back to our beryllium business. Beryllium is a high value, one-of-a-kind material. That continues to be a winning formula. Materion remains the world’s only fully integrated supplier of beryllium which has been identified as the only strategic metal by the U.S. Government. We operate the only active mine in the western hemisphere, located in Utah, with an estimated reserve level of over 75 years … we know of no other location containing these reserves.

Another example is ToughMet®, our proprietary copper-nickel-tin alloy system. It is proving to be a magical material along the lines of beryllium. In a growing and emerging number of applications across commercial aerospace, oil and gas drilling, heavy-duty equipment and electronic components, no other material can match the performance and value of ToughMet® for solving heavily loaded conditions requiring rotation.

One of our best markets in coatings and thin films is the disposable blood glucose test strip business. Our Large Area Coatings Business has captured a substantial share of this global market.

And, we are the only supplier offering integrated cladding and selective plating technology, offering customers unique solutions and performance that makes us their first choice in a supplier.

(SLIDE 28: CONTINUALLY DEVELOP INNOVATIVE NEW PRODUCTS)

To stay on the leading edge with our customers, it is essential that we continually develop new products and build our intellectual property portfolio. I am pleased to say we are projecting a record number of new product launches in 2012.

(SLIDE 29: SYNERGISTIC ACQUISITIONS – STRONG RECORD)

The fourth element of our business model is acquisitions. The companies we have purchased over the last six years have played a major role in our growth and repositioning. They added $440 million to 2011 sales and accounted for 30 percent of 2011 profit. Our two most recent acquisitions are Shanghai-based EIS Optics, which we acquired last fall, and Aerospace Metal Composites of Farnborough, England, which we acquired in March.

EIS, now part of our Precision Optics and Thin Film Coatings business, is the world’s largest manufacturer of color wheels for digital light processing and a leading producer of optical thin film filters and optical assemblies. The acquisition brought us a modern 100,000 square foot manufacturing facility that significantly enhances our base in Asia, and provides us with complementary optics technology that will allow us to better serve our customer base.

Aerospace Metal Composites, a smaller company, is a producer of unique, high performance ultrafine particulate reinforced metal matrix composites for the aerospace, performance automotive, defense and precision/high speed machinery industries. It has been integrated into our Beryllium and Composites segment and offers great growth potential across a spectrum of markets and applications.

(SLIDE 30: ENSURE FINANCIAL DISCIPLINE)

The fifth and final element of our business model is to ensure financial discipline. As you can see, we have strengthened our balance sheet and boosted cash flow. Even with over $200 million of acquisitions over the last six years, we have reduced our debt to total capitalization ratio to just 17 percent. We intend to maintain a strong balance sheet while shifting to a less capital intensive, higher cash-generating business model.

(SLIDE 31: POSITIONED TO DELIVER SUSTAINABLE LONG-TERM, GROWTH)

We’ve talked about our growth platform and our high-value business model. Now let’s put that in terms of our long-term plan for increasing shareholder value.

(SLIDE 32: CONTINUING TO EXECUTE THREE-POINT STRATEGY)

At a high level, our strategy has three elements:

1.	Continue to grow and diversify the revenue base through new growth markets, products, and geographic expansion to better serve our global customer base

2.	Continue to expand margins through our cost reducing lean sigma programs, our new global procurement initiative, pricing discipline, and the focus on higher margin product mix

3.	And … continue to improve fixed and working capital utilization through ongoing cycle time improvements, yield improvements, and improved supply chain structure

(SLIDE 33: FINANCIAL GOALS NEXT 3-5 YEARS)

Here is a summary of how our 3-point strategy translates into specific 3 to 5 year financial goals:

•	Annual organic revenue growth greater than 10 percent

•	Expenditures of $50 to $100 million per year for acquisitions

•	Operating margins of 14 percent to 18 percent on a value-added revenue basis

•	Working capital below 20 percent as a percent of sales

•	A debt-to-debt-plus-equity ratio below 30 percent

•	Pre-Tax Returns on invested capital greater than 20 percent

(SLIDE 34: 2012 OUTLOOK AND GUIDANCE)

Just to reiterate what John told you earlier, we expect 2012 revenues to increase in the range of 5 to 10 percent and earnings per share to be in the range of $1.95 to $2.10.

(SLIDE 35: WHY INVEST IN MATERION CORPORATION)

In summary, I believe we have what it takes to create shareholder value over the long term:

•	We have positioned the company as a niche leader in high-growth markets with the ability to deliver sustainable long-term growth and profitability

•	We have a proven performance record and a proven business model

•	We have a clear strategy and straightforward financial goals that we are working toward. And, we are determined and intensely focused on capitalizing on the opportunities before us.

•	And with our confidence in the future, I am pleased with our announcement today of initiating a dividend.

In closing, I would like to extend my appreciation to all Materion employees for their dedication and contributions. Together, we are making a difference and are creating an even better Materion. I would also like to extend my appreciation to our Board of Directors for their guidance and support, and to you, our shareholders, for your investment and confidence in the Materion team.

(SLIDE 36: QUESTIONS)

Now I would be happy to take any questions you might have.

#  #  #

44